Contact:	Peter J. Cunningham First Vice President, Investor Relations 516-327-7877 ir@astoriafederal.com

FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION ANNOUNCES DATES FOR
THIRD QUARTER EARNINGS & CONFERENCE CALL

Lake Success, New York, September 17, 2008 -- Astoria Financial Corporation (NYSE: AF), announced that it expects to report third quarter 2008 earnings on Wednesday, October 15, 2008 at approximately 5:00 p.m. Eastern Time (ET). A copy of the news release will be immediately available on its web site, www.astoriafederal.com.
The Company also announced that George L. Engelke, Jr., Chairman & CEO of Astoria will host an earnings conference call on Thursday, October 16, 2008 at 10:00 a.m. (ET).
Toll-free dial-in: (888) 562-3356 Conference ID: 64189352
International dial-in:   (973) 582-2700  Conference ID: 64189352
A simultaneous webcast of the conference call will also be available on the Company’s web site at www.astoriafederal.com and will be archived for one year.
A telephone replay will be available on Thursday, October 16, 2008 from 1:00 p.m. (ET) through Friday, October 24, 2008, 11:59 p.m.
Replay # (Domestic):  (800) 642-1687    PIN Code:   64189352
Replay # (International)  (706) 645-9291    PIN Code:  64189352

Astoria Financial Corporation, with assets of $21.6 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $13.1 billion, is the largest thrift depository headquartered in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering nineteen states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering twenty states and the District of Columbia.
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